Exhibit 10(a)


     RESOLVED that pursuant to Paragraph (2) of Article VIII of the Supplemental Retirement Program for Management Profit-Sharing Associates of
J. C. Penney Company, Inc. ("Program"), the Program be, and it hereby is, amended as follows:

     1. Article III (Participation) is amended, effective January 1, 1996, in its entirety to read as follows:

               Each Eligible Management Associate shall participate in the Plan as of such Eligible Management Associate's Early Retirement Date, Traditional Retirement Date, or Delayed Retirement Date, as the case may be; provided, however, that such Eligible Management Associate who has a Separation from Service in December shall be entitled to participate in the Plan as of the last day of that December. Notwithstanding the preceding sentence, effective on and after January 1, 1996, any Associate who, on December 31, 1995, was not classified as management or who was not participating in a Profit Incentive Compensation program shall not be considered an Eligible Management Associate and shall not participate in the Plan.

     2. Article IV (Benefits) is amended, effective January 1, 1996, to revise item (iv) of the last subparagraph of Paragraph (1) (At Early, Traditional, or Delayed Retirement Date) to read as follows:

               (iv) The rates used to determine the single-life, no-death-benefit annuity equivalent shall be the rates that the Benefits Administration Committee, in its discretion, shall determine.

     3. Article IV (Benefits) is amended, effective January 1, 1996, to restate the last subparagraph of Paragraph (2) (Minimum Benefit) to read as follows:

               In no event will the amount payable under Paragraph (1) of this
          Article IV to an Eligible Management Associate who (a) Separates from Service on his Early Retirement Date within one year prior to his Traditional Retirement Date and who is granted additional Credited Service pursuant to Paragraph (1) of Article VIII at his Early Retirement Date, or (b) Separates from Service because of a reduction in force and is designated as an individual termination by the Director of Personnel in accordance with Paragraph (1) of
          Article VIII and who is granted deemed additional months of Credited Service thereunder be less than the difference between
          (A) the amount of pension that would be payable (determined without regard to any compensation or benefit limits imposed by the Code) at such Eligible Management Associate's normal retirement date, as defined by the Pension Plan (disregarding Disability Service, if any, and including as Credited Service, as defined by the Pension Plan, any increase granted under Article VIII hereof) and (B) the amount of pension payable pursuant to the early retirement pension benefit provision of the Pension Plan (determined without regard to any compensation or benefit limits imposed by the Code) that would be applicable if the Eligible Management Associate elected to receive benefits pursuant to that provision prior to such Eligible
          Management Associate's normal retirement date, as defined by the Pension Plan (disregarding Disability Service, if any, and excluding as Credited Service any increase granted under Article VIII hereof) assuming the Eligible Management Associate's Benefit Commencement Date is the later of his Traditional Retirement Date or Delayed Retirement Date, or, alternatively, his Early Retirement Date (if within one year of his Traditional Retirement Date), and assuming the early retirement reduction under the Pension Plan is decreased or waived.

     4. Article VIII (Miscellaneous) is amended, effective January 1, 1996, to add the following subparagraphs to Paragraph (1) (Additional Credited Service and other Adjustments):

               An Eligible Management Associate who terminates employment due to a reduction in force, as defined below, and who does not satisfy the requirements for Traditional Retirement Age on the date of termination shall receive deemed additional months of age and/or Service, based on the following:

          Years of Service      Deemed Additional Months of Age and/or Service
          ----------------      ----------------------------------------------

                0 - 9                             0
               10 - 14                           12
               15 - 19                           18
               20 or more                        24

          A reduction in force shall mean the termination of employment of an Eligible Management Associate because of:

              (a) A partial unit closing or complete unit closing ("unit closing") as determined by the Director of Personnel of the Company in his sole discretion, or

              (b) Other business reasons of the Company ("individual termination") as determined by the Director of Personnel of the Company in his sole discretion. With the approval of the Benefits Administration Committee of the Company, the Director of Personnel may increase such award by up to 24 deemed additional months of age and/or Service for an individual termination.

          For the purposes of determining the benefit payable under Paragraph
          (1) of Article IV, such Eligible Management Associate is deemed to have attained Traditional Retirement Age. The deemed additional months of age and/or Service shall be added, but only to the extent necessary, to the Eligible Management Associate's age and/or Service, in such amounts necessary to satisfy the minimum requirements for Traditional Retirement Age or, with the approval of the Benefits Administration Committee, an Early Retirement Age on or after age 59. The deemed additional months of Service shall count as Credited Service for the purpose of entitlement to benefits under this Plan only in the event of an individual termination as described in (b) of the preceding subparagraph, and shall not count as Credited Service in the event of a unit closing described in (a) of the preceding subparagraph.

     5. Article VIII (Miscellaneous) is amended, effective March 8, 1995, to add a new Paragraph (10) to read as follows:

               (10)  Transferred Eligible Management Associates:  In the
                     ------------------------------------------
          event of the transfer of an Eligible Management Associate after December 31, 1995 from a Participating Employer to a "non-participating employer" as defined below, said Eligible Management Associate shall continue to be eligible to participate in this Plan in accordance with Article III. In the event of the transfer of an Eligible Management Associate on or after March 8, 1995 but on or before December 31, 1995 to a non-participating employer, said Eligible Management Associate will continue to be eligible to participate in this Plan in accordance with Article
          III provided that on December 31, 1995 the Eligible Management Associate (a) is in the employ of the non-participating employer and (b) is not eligible to participate in the Supplemental
          Retirement Program for Eligible Management Associates of JCPenney Financial Services, or Supplemental Retirement Program for Management Profit-Sharing Associates of Thrift Drug, Inc. The Service and Compensation of the Eligible Management Associate with the non-participating employer shall be recognized as attributable to a Participating Employer to the extent permitted by the Plan in determining benefits under the Plan. A non-participating employer shall mean a participating employer in the (a) Supplemental Retirement Program for Eligible Management Associates of JCPenney Financial Services, or (b) Supplemental Retirement Program for Management Profit-Sharing Associates of Thrift Drug, Inc.

     RESOLVED that, pursuant to Article VIII, Paragraph 2 of the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Company, Inc. ("Program"), the definition of "Participating Employer" under the Program be, and it hereby is, amended in its entirety effective February 1, 1996, to read as follows:

              Participating Employer:  The Company and any other Controlled
              ----------------------
          Group Member or organizational unit of the Company or a Controlled Group Member which is designated as a Participating Employer under the Plan by the Personnel Committee; provided, however, that if such designation would substantially increase the cost of the Plan to the Company, such designation shall be subject to the sole discretion of the Board of Directors.